Exhibit 5.1

7 May 2015

Horizon Pharma plc

Connaught House, 1st Floor

1 Burlington Road

Dublin 4

Ireland

Horizon Pharma plc (the “Company”)

Dear Sirs

1.	Basis of Opinion

1.1	We are acting as Irish counsel to the Company in connection with the proposed registration by the Company, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, of 14,000,000 ordinary shares, par value $0.0001 each (the “Ordinary Shares”), for issuance under the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan (the “Plan”).

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. It is also given on the basis that it is governed by and is to be construed in accordance with the laws of Ireland. We have made no investigations of and express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date.

1.3	This Opinion is strictly confined to the matters stated herein and is not to be read as extending by implication or otherwise to any other matter.

1.4	In giving this Opinion, we have examined the documents and searches listed in the schedule. We have also reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

1.5	Unless otherwise defined in this Opinion, capitalised terms have the same meaning as in the Agreement.

2.	Assumptions

2.1	For the purpose of giving this Opinion, we have assumed the following (without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption):

(a)	the truth and accuracy of the contents of such documents and searches reviewed by us and of any certificates of officers of the Company and/or of public officials reviewed by us;

(b)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents sent to or reviewed by us by email in pdf or other electronic format and the authenticity of the originals of such documents;

(c)	that the copies of minutes of meetings and/or of resolutions reviewed by us correctly record the proceedings at such meetings and the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

(d)	that the memorandum and articles of association of the Company reviewed by us are the current memorandum and articles of association, are up to date and have not been amended or superseded;

(e)	the accuracy and completeness of the information disclosed in the searches referred to in the schedule and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin – the central official registry for Irish-incorporated companies - do not necessarily reveal whether or not a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to a company;

(f)	that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired;

(g)	that the Registration Statement becomes and remains effective; and

(h)	that the Ordinary Shares are, upon exercise of awards granted under the Plan, duly paid for (including payment of the par value) and allotted and issued in accordance with the terms and conditions of the Plan.

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3.	Opinion

Subject to the foregoing we are of the opinion that the Company has sufficient authorised but unissued Ordinary Shares free from statutory pre-emption rights of shareholders under Irish law to satisfy full exercise of outstanding awards granted under the Plan were such exercise to occur today and, upon issuance in accordance with the Plan and the Registration Statement, the Ordinary Shares will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Yours faithfully

/s/ McCann FitzGerald

McCann FitzGerald

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Schedule

1.	a copy of the Plan;

2.	a certificate executed by a director or the company secretary of the Company which:

(a)	annexes (i) the certificate of incorporation of the Company; (ii) the certificates of incorporation of the Company on change of name; and (iii) the memorandum and articles of association of the Company in force as at the date of certification;

(b)	annexes an extract of the minutes of meeting of the Board of Directors of the Company held on 7 May 2015; and

(c)	confirms that the number of authorised but unissued ordinary shares in the capital of the Company exceeds the aggregate of (i) the number of ordinary shares that would be issued on exercise of outstanding awards granted under the Plan were such exercise to occur today and (ii) the maximum number of ordinary shares that are capable of being issued on conversion of all convertible securities, exercise of any warrants, exercise of any options or rights to be allotted shares or exercise or discharge of any analogous securities or rights; and

3.	the results of searches made by independent law searchers on our behalf against the Company on 7 May 2015 in the Irish Companies Registration Office and in the Petitions Section and Judgments Office of the Central Office of the Irish High Court in Dublin.

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